Exhibit 99.1

UNITED STATES OF AMERICA Before the SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No. 53268 / February 10, 2006

ADMINISTRATIVE PROCEEDING

File No. 3-12180

In the Matter of Riverstone Networks, Inc., Respondent.	ORDER INSTITUTING PROCEEDINGS, MAKING FINDINGS, AND REVOKING REGISTRATION OF SECURITIES PURSUANT TO SECTION 12(j) OF THE SECURITIES EXCHANGE ACT OF 1934

I.

The Securities Exchange Commission (“Commission”) deems it necessary and appropriate for the protection of investors that proceedings be, and hereby are, instituted pursuant to Section 12(j) of the Securities Exchange Act of 1934 (“Exchange Act”), against Riverstone Networks, Inc. (“Riverstone” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over it and the subject matter of these proceedings, Respondent consents to the entry of this Order Instituting Proceedings, Making Findings, and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934 (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

1. Riverstone, a Delaware company with its principal office in Santa Clara, California, designs, develops, and sells high-end Ethernet routers. The common stock of Riverstone has been registered under Section 12(g) of the Exchange Act since 2001. Until September 2003, Riverstone’s stock was listed and traded on the NASDAQ national market. It is currently quoted on the “Pink Sheets” disseminated by Pink Sheets LLC under the symbol “RSTN.”

2. Riverstone has failed to comply with Section 13(a) of the Exchange Act and Rules 13a-1 and 13a-13 thereunder, while its common stock was registered with the Commission, in that it has not filed an annual report on Form 10-K for any fiscal year subsequent to its fiscal year ended March 2, 2002, or quarterly reports on Form 10-Q for any fiscal period subsequent to its fiscal quarter ending November 29, 2003.

IV.

Section 12(j) of the Exchange Act provides as follows:

The Commission is authorized, by order, as it deems necessary or appropriate for the protection of investors to deny, to suspend the effective date of, to suspend for a period not exceeding twelve months, or to revoke the registration of a security, if the Commission finds, on the record after notice and opportunity for hearing, that the issuer of such security has failed to comply with any provision of this title or the rules and regulations thereunder. No member of a national securities exchange, broker, or dealer shall make use of the mails or any means or instrumentality of interstate commerce to effect any transaction in, or to induce the purchase or sale of, any security the registration of which has been and is suspended or revoked pursuant to the preceding sentence.

In view of the foregoing, the Commission finds that it is necessary and appropriate for the protection of investors to impose the sanction specified in Respondent’s Offer.

Accordingly, it is hereby ORDERED, pursuant to Section 12(j) of the Exchange Act, that registration of each class of Respondent’s securities registered pursuant to Section 12 of the Exchange Act be, and hereby is, revoked.

By the Commission.

Nancy M. Morris Secretary

By:	/s/ J. Lynn Taylor
J. Lynn Taylor Assistant Secretary

[1]	The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.